UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.

FORM N-8A

NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a) OF THE INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

Name:                                                              PowerShares Global Exchange-Traded Fund Trust

Address of Principal Business Office (No. & Street, City, State, and Zip Code):

301 West Roosevelt Road

Wheaton, Illinois 60187

Telephone Number (including area code):	630-933-9600

Name and Address of Agent for Service of Process:

H. Bruce Bond

301 West Roosevelt Road

Wheaton, Illinois 60187

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

YES	☒	NO	☐

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the city of Wheaton and state of Illinois on the 7th day of November, 2006.

POWERSHARES GLOBAL EXCHANGE-TRADED FUND TRUST

By:	/s/ H. Bruce Bond
H. Bruce Bond
Sole Trustee

Attest:

/s/ Kevin Gustafson
Kevin Gustafson